EXHIBIT 10.1

Duluth Holdings Inc.

170 Countryside Drive

P.O. Box 409

Belleville, WI 53508

May 30, 2017

Mark DeOrio

170 Countryside Drive

P.O. Box 409

Belleville, WI 53508

Dear Mark:

This letter agreement (the “Letter Agreement”) shall serve to memorialize our agreements with respect to the terms of your retirement and the terms for the transition of your current position during calendar year 2017 and as an amendment of certain specific terms of the August 5, 2015 Employment Agreement (the “Employment Agreement”) between you and Duluth Holdings Inc. (the “Company”) (collectively, the “Parties”).    In the event of any conflict between this Letter Agreement and the Employment Agreement, this Letter Agreement shall control.

1.    Continuation of Role as CFO. The Parties agree that between the date of this Letter Agreement and the date that a new Chief Financial Officer (“CFO”) is appointed by the Board of Directors (such period hereinafter referred to as the “Notice Period”), which appointment date shall occur between the date of this Letter Agreement and December 31, 2017, you shall, subject to earlier termination by you or the Company, continue to be employed in the position of Senior Vice President and CFO, consistent with the management responsibilities you had as CFO immediately prior to the date of this Letter Agreement. During the Notice Period, the Company shall continue to pay you your base salary at the annual rate of Two Hundred Seventy-Three Thousand Dollars ($273,000.00) (“Base Salary”), subject to normal deductions for income and employment tax withholding and other withholding in accordance with the normal payroll practices and schedule of the Company, and you shall continue to be eligible to participate in the Company’s benefit programs and shall be entitled to take paid time off and receive other perquisites that are generally made available to the Company’s senior vice presidents according to the terms of such programs. The Company shall continue to reimburse you for all expenses reasonably incurred in the performance of your duties according to the Company’s policies and procedures for expense reimbursement in effect from time to time. The Parties acknowledge and agree that you are eligible for continued participation in the Annual Incentive Plan for fiscal 2017 during the Notice Period, but you are not eligible for future long-term equity incentive grants under the 2015 Equity Incentive Plan after the date of this Letter Agreement; provided, however, that you will continue to hold and vest in your outstanding restricted stock award under the Equity Incentive Plans (as hereinafter defined) during the Notice Period. For the avoidance of doubt, during the Notice Period, the Company may only terminate your employment for the reasons described below in Paragraph 5 below regarding an Early Termination (i.e., a material breach by you of your obligations under this Letter Agreement which is not cured or a Cause Event).

2.    Transition. Immediately following the Notice Period, the Company will retain your services as an employee pursuant to the following terms and conditions:

(a)    Position and Duties. You shall be employed by the Company as an employee to assist in the transition of the CFO role to the newly appointed CFO and shall be subject to the authority of, and shall report to the CEO. Subject to the authority of the CEO, your duties and responsibilities shall include, among others, (i) transition of CFO responsibilities to the Company’s newly appointed CFO; and (ii) such other matters as may be assigned from time to time by the CEO.

(b)    Term. Your continued employment by the Company under this Paragraph 2 shall commence on the first date following the Notice Period and end on December 31, 2017 or such later date if mutually agreed upon by the Parties, unless terminated earlier by you and/or the Company (such termination date being designated the “Separation Date” for purposes of this Letter Agreement). For purposes of this Letter Agreement, the period between the end of the Notice Period and the Separation Date shall be designated as the “Transition Period.”

(c)    Transition Schedule. During the Transition Period, you shall devote your business time, attention and energies exclusively to the interests of the Company.

(d)    Base Salary. During your employment by the Company during the Transition Period, the Company shall pay you the Base Salary, subject to normal deductions for income and employment tax withholding and other withholding in accordance with the normal payroll practices and schedule of the Company.

(e)    Bonus. To the extent you continue your employment and provide the services requested during the Transition Period, you will be eligible for prorated participation in the Annual Incentive Plan for fiscal 2017 through December 31, 2017.

(f)    PTO. During your employment by the Company during the Transition Period, you shall be entitled to take paid time off.

(g)    Expenses. The Company shall reimburse you for all reasonable and necessary expenses incurred in the course of the performance of your duties and responsibilities pursuant to this Paragraph 2 and consistent with the Company’s policies with respect to travel, entertainment and miscellaneous expenses, and the requirements with respect to the reporting of such expenses.

(h)    Equity. During the Transition Period, you will continue to hold and vest in your outstanding restricted stock award, and such award will continue to be subject to the terms of the 2015 Equity Incentive Plan and the applicable agreement governing such awards (the “Equity Incentive Plans”). You shall not be eligible for long-term equity incentive grants made during the Transition Period.

(i)    Group Health Insurance Plan and Other Benefit Plans. During the Transition Period, you and/or your family will continue to be eligible to participate in the Company’s group health insurance plan, dental plan, Armada Care executive benefit plan, applicable qualified retirement plans, practices, and policies and all applicable welfare benefit plans, practices, policies or other programs provided by the Company, to the same extent as other senior executives of the Company, in each case based on the eligibility requirements under the terms of such plans.

(j)    Taxes. All payments to be made and benefits to be provided under this Paragraph 2 shall be subject to normal deductions for income and employment tax withholding and other withholding in accordance with the normal payroll practices and schedule of the Company.

(k)    No Other Benefits or Perquisites. Except as specified in this Letter Agreement, during the Transition Period, you shall not be entitled to any other benefits or perquisites offered by the Company, its subsidiaries or affiliates.

3.    Severance. As a result of the termination of your employment at the Separation Date, the Company will pay you severance benefits consistent with the Employment Agreement in accordance with the terms and conditions of Section 3.2(c) of the Employment Agreement.    In exchange for the severance benefits provided to you at the completion of and following the Transition Period, which you acknowledge are greater in their totality than those which you would receive absent your Employment Agreement, you agree to sign and return the Complete and Permanent Release (“Release”) which is attached hereto as Exhibit A; provided, however, that you may not sign the Release until after the last day of the Transition Period, and the signed Release must be delivered to the Company on or before the twenty-one (21st) day following the last day of the Transition Period. You acknowledge and agree that upon your failure to sign and return the Release to the Company in a timely manner or your revocation of the Release as specified in Exhibit A, the Company’s obligation to furnish the severance benefits provided to you under your Employment Agreement at the completion of and following the Transition Period, will automatically be terminated.

4.    Continuation of Restrictive Covenants. Your obligations under Articles IV-X of the Employment Agreement shall remain in full force and effect following the date of this Letter Agreement and following the Separation Date, and you agree to continue to abide by such obligations following the Separation Date.

5.    Early Termination. Notwithstanding any other provision of this Letter Agreement, the Company may terminate your employment during the Notice Period or Transition Period which will result in the termination of all of the Company’s obligations under this Letter Agreement (i) upon a material breach by you of any of your obligations under this Letter Agreement which breach remains uncured to the reasonable satisfaction of the CEO for ten (10) business days after receiving written notice thereof from the CEO or (ii) upon a Cause Event (defined below); provided, however, that your obligations under this Letter Agreement shall remain in full force and effect. A “Cause Event” means any of the following: (a) your repeated failure to perform work reasonably assigned to you in a competent, diligent and satisfactory manner which failure remains uncured, if subject to cure, to the reasonable satisfaction of the CEO for ten (10) business days after receiving written notice thereof from the CEO, (b) dishonest or fraudulent conduct that results or is intended to result in gain to you or your personal enrichment at the expense of the Company (c) any material violation by you of a Company policy or rule, (d) except where an absence is approved, chronic absence (i.e. 5 days or more) from work other than by reason of a serious health condition, (e) commission of a crime the circumstances of which substantially relate to your employment duties with the Company, or (f) conduct which is demonstrably and materially injurious to the Company. For the avoidance of doubt, a voluntary termination of employment by you prior to December 31, 2017 without the consent of the Company, shall constitute a breach by you of your obligations under this Letter Agreement and none of the payments described in Paragraph 2, above shall continue to be paid to you in such case.

6.    Release of Claims by You. In exchange for the benefits provided to you throughout the Notice Period and Transition Period, which you acknowledge are greater in their totality than those which you would receive absent this Letter Agreement, you agree, on behalf of yourself, your heirs, successors and assigns, to release the Company, its parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, shareholders, managers, members, partners, agents, and employees (“Released Parties”), from any and all claims arising on or before the date you sign this Letter Agreement. This release includes, but is not limited to, giving up any claims related in any way to your employment by the Company, your termination and transition of employment with Company and wages and other remuneration, including, but not limited to, any current or former severance, bonus or other incentive plans or programs offered by Company, except as explicitly provided for in this Letter Agreement. This release of claims includes any claims, whether they are presently known or unknown, or anticipated or unanticipated by you, and includes, but is not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Wisconsin Cessation of Health Care Benefits Law, the Wisconsin Family and Medical Leave Law, the Wisconsin Personnel Records Statute, the Wisconsin Employment Peace Act, all as amended, or any other federal, state or local law, statute or ordinance affecting your employment with or transition from employment with Company.

However, this release of claims does not apply to any claims that may arise after the date you execute this Letter Agreement or that may arise under this Letter Agreement, nor does this release of claims apply to or affect any claim that controlling law clearly states may not be released, including by settlement. This general release does not apply to any vested rights that you may have in any employee benefit plan of the Company including, without limitation, the Company’s 401(k) plan.    Likewise, this release shall not prevent, restrict or in any way limit your right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this release of claims does prevent you from making any personal recovery against Company or the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against Company and/or any of the Released Parties.

7.    Release of Claims by Company. The Company hereby releases you from any and all claims it may now have against you. This Paragraph 7 however, does not apply to or adversely affect any claims against you which allege or involve the following: (a) your willful failure to deal fairly with the Company in connection with a matter in which you have or had a material conflict of interest; (b) a violation of criminal law, unless you had reasonable cause to believe that your conduct was lawful or no reasonable cause to believe that your conduct was unlawful; (c) a transaction from which you derived an improper personal profit; (d) your willful misconduct; or (e) your material breach of any of Articles IV-X of the Employment Agreement.

As an inducement for the Company to release you under this Paragraph 7, you represent that, as of the date of this Agreement, you are not aware of any information that would give rise to claims by the Company against you or claims by a third party against you or the Company as a result of your acts or omissions during the course of your employment. You further acknowledge and agree that your representation herein is a material term of this Letter Agreement and the Company’s release in this Paragraph 7 is contingent on your representation herein such that any breach of your representation shall nullify the Company’s release in this Paragraph 7.

However, this release of claims does not apply to any claims that may arise after the date you execute this Letter Agreement.

8.    Non-Disparagement. You acknowledge and agree that you are subject to the terms of Article X of your Employment Agreement regarding nondisparagement. In addition, the Company agrees that none of the group made up of the Company’s (i) Board of Directors, (ii) CEO, and (iii) Vice President of Human Resources shall make disparaging remarks regarding you or your services or abilities, except as required by law, rule or regulation. For purposes of the Company’s obligation in this Paragraph 8, a disparaging statement or reference is any communication which would cause or tend to cause the recipient of the communication to question the integrity, competence, good will, fairness or good character of the person to whom the communication relates.

10.    Binding Effect. This Letter Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective legal representatives and assigns and to any Successor (defined below) to the Company; provided, however, that you may not assign your performance hereunder. As used herein, the term “Successor” shall include any person, firm, corporation or other business entity which at any time, by any form of business transaction, acquires all or substantially all of the business or assets of the Company.

11.    Entire Agreement; Modification; Waiver. This Letter Agreement, together with the Employment Agreement, constitutes the entire agreement of the Parties concerning your employment, and supersedes all prior agreements and understandings between the Parties concerning its subject matter. No provision of this Letter Agreement may be altered, modified, changed or discharged, except in a writing signed by both parties. Waiver by any party hereto of any breach or default by the other party of any term or provision of this Letter Agreement shall not operate as a waiver of any other breach or default.

12.    Severability. In the event that any one or more of the provisions of this Letter Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Letter Agreement shall not in any way be affected or impaired thereby.

13.    Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to agreements made and to be performed in that state.

14.    Counterparts. This Letter Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Please confirm your agreement with the foregoing by signing and returning to the Company a copy of this letter.

DULUTH HOLDINGS INC.

By:   /s/ Stephanie Pugliese

      /s/ Mark DeOrio

Mark DeOrio

      5/30/2017

Date

EXHIBIT A

COMPLETE AND PERMANENT RELEASE

* NOT VALID IF EXECUTED BEFORE COMPLETION OF TRANSITION PERIOD *

Duluth Holdings Inc. (the “Company”) and Mark DeOrio (“Executive”) are party to a Letter Agreement, dated May 30, 2017 (“Letter Agreement”) and an Employment Agreement dated August 5, 2015 (the “Employment Agreement”). The Letter Agreement provides, in relevant part, that in consideration for the Company’s provision of severance benefits under the Employment Agreement to Executive at and after the end of the Transition Period (as defined in the Letter Agreement), Executive will execute this Complete and Permanent Release (“Release”). In exchange for this consideration, the sufficiency of which Executive acknowledges, Executive, on behalf of himself, his heirs, successors and assigns, agrees as follows:

1.    Executive, on behalf of himself, his heirs, successors, and assigns, releases the Company, its parents, subsidiaries, affiliates, and related entities and their respective past and present officers, directors, shareholders, managers, members, partners, agents, and employees (“Released Parties”) from any and all claims Executive may have against the Released Parties arising out of or relating to any act, omission, matter, cause or event occurring prior to the date hereof.

2.    The claims released include, but are not limited to, those arising out of or relating in any way to Executive’s employment with the Company, the Transition Period (as that term is defined in the Letter Agreement), the conclusion of Executive’s employment, or any actions or inactions of the Company relating to Executive in any way, including but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including damages, attorneys’ fees, costs, and expenses, and, without limiting the generality of the foregoing, all claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Wisconsin Cessation of Health Care Benefits Law, the Wisconsin Family and Medical Leave Law, the Wisconsin Personnel Records Statute, the Wisconsin Employment Peace Act, all as amended, or any other federal, state or local law, statute or ordinance affecting your employment with or transition from employment with Company. Executive’s acceptance of this Release also will release any and all claims under the federal Age Discrimination in Employment Act (“ADEA”).

3.    This Release applies both to claims that are now known or are later discovered. However, this Release does not apply to any claims that may arise after the date Executive executes this Release, nor does this Release apply to any claims that may not be released under applicable law. Likewise, this Release does not apply to or affect claims for benefits under applicable worker’s compensation laws, or any claim that controlling law clearly states may not be released, including by settlement. This Release does not apply to any vested rights that Executive may have in the Company’s qualified retirement plan or benefits specifically provided for in the Letter Agreement. This Release shall not limit or restrict Executive’s right under the

ADEA to challenge the validity of this Release in a court of law and such challenge shall not be considered a breach of this Release. By signing below, Executive acknowledges and agrees that, as of the date Executive signs this Release, there are no pending complaints, charges, or lawsuits filed by Executive against the Company or any of the Released Parties, and further acknowledges that Executive is the sole and lawful owner of all rights, title, and interest in and to all matters released under this Release and that Executive has not assigned or transferred (or purported to assign or transfer) any of such released matters to any person or entity.

4.    Executive acknowledges that this Release shall not prevent, restrict or in any way limit Executive’s right to file a charge or complaint with a government agency (including, without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (“SEC”)) or participate in an investigation or proceeding initiated or conducted by a government agency; provided, however, this Release shall preclude Executive from making any personal recovery against the Released Parties, including the recovery of money damages, as a result of filing a charge or complaint with a government agency against any of the Released Parties. Notwithstanding this Paragraph 4, nothing contained in this Release shall impede Executive’s ability to report possible federal securities law violations to the SEC and other governmental agencies.

5.    As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action (whether arising in law or equity),” “damages,” “demands,” “obligations,” “grievances,” and “liabilities” of any kind or character. Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

6.    The Company wishes to ensure that Executive voluntarily agrees to the terms contained in this Release and does so only after Executive fully understands them. Accordingly, the following provisions shall apply:

(A)    Executive has been advised, and is hereby advised, to consult with an attorney of Executive’s choosing before signing this Release;

(B)    Executive acknowledges and agrees that Executive has read this Release, understands its contents, and may accept its terms by signing and dating it (which date shall be no earlier than the first day after the end of the Transition Period), and returning the signed and dated Release, via mail, hand delivery, or overnight delivery so that it is received by the Vice President of Human Resources, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, WI 53508 on or before 5:00 p.m. Central Time on the 21st calendar day following the end of the Transition Period;

(C)    Executive understands that this Release includes a final general release, including a release of all claims under the ADEA;

(D)    Executive understands that Executive has seven (7) calendar days after signing this Release to revoke Executive’s acceptance of it (“Revocation Period”). Such revocation will not be effective unless written notice of the revocation is received, via mail, hand delivery, or overnight delivery so that it is received by the Vice President of

Human Resources, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, WI 53508, on or before 5:00 p.m. Central Time on the first workday following the end of the Revocation Period; and

(E)    If Executive gives timely notice of revocation of this Release, it shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Release’s terms, shall be restored.

7.    This Release shall be binding on the successors of the Company and Executive, is not assignable by Executive, and is governed by Wisconsin law without regard to its principles of conflict of laws.

This Release and Executive’s entitlement to additional benefits under the Letter Agreement and Employment Agreement will not be effective until Executive has signed and delivered this Release, as provided in Paragraph 6(B), above, and Executive has declined to exercise Executive’s revocation rights within the Revocation Period.

I agree with and accept the terms contained in this

Release and agree to be bound by them.

Dated this _____ day of __________, 20__.

Time: ______________________________

____________________________________

Mark DeOrio

[Signature Page to Mark DeOrio Release]